Nicor Inc.
Form 8-K
Exhibit 10.6

2006 NICOR ANNUAL INCENTIVE COMPENSATION PLAN FOR OFFICERS

The 2006 Nicor Annual Incentive Compensation Plan for Officers is designed to link participant incentive compensation to the accomplishment of corporate and operating unit financial performance, as well as non-financial measures of operating performance across the Company and operating units. It ties the pay an individual receives to Company performance and non-financial goals. This plan is intended to provide a framework for a performance-based bonus program for Nicor.

Purpose
The purpose of this Plan is to provide meaningful annual incentive award opportunity to the participants. Awards will be directly tied to the achievement of corporate financial and goals and non-financial objectives.

Eligible Group
Officers of Nicor are eligible for participation. As such, participation is limited to employees in positions which enable them to make significant contributions to the performance and growth of the Company.

Compensation Objective
Base Salary + Bonus Target = Short-Term Compensation Objective

An individual's short-term compensation objective will be based on salary plus a bonus, expected to be earned if established performance targets are met. Short-term compensation above (or below) target levels may be paid in the event performance exceeds (or falls short of) goals.

Base Salary
Standards for base salaries will be targeted to the 50th percentile of the appropriate blend of general and industry survey data. Base salaries are reviewed annually by the Compensation Committee of the Board of Directors.

Bonus Targets
The bonus target amount varies according to pay, job responsibilities and ability to impact the organization and is consistent with the bonus opportunity ranges set by officer salary bands. Higher responsibility and impact levels result in greater dollars at risk.

Performance Targets
Performance criteria focus on the achievement of established and documented strategic goals. Performance targets may include measures of corporate financial and operating performance, defined group objectives or individual performance objectives. Each particular performance target will be assigned weighting reflected as a percentage of compensation objectives.

Goal Setting Guidelines
The most important aspect of this Plan will be the establishment of effective goals. In addition to measures of corporate financial and operating performance, other non-financial measures of performance will also be established. The goals should be realistic and measurable wherever possible by quantifiable performance criteria. It is recognized that measurement of some goals will require subjective assessments of performance. Goals must be consistent with the longer-term strategic plan.

A set of guidelines will be devised by the Nicor Human Resources Department to aid in this process. These guidelines will provide direction as to the formulation and reporting of non-financial goals.

A set of guidelines will be devised by the Nicor Human Resources Department to aid in this process. These guidelines will provide direction as to goal formulation and reporting.

Amount of bonus payment for financial/budget related goals can vary above and below target based upon results achieved. For targets met, bonus amount will be 100% of target. When targets are exceeded or are not reached, bonus will be proportionately more or less than the target.

The Compensation Committee may make appropriate upward or downward adjustments if, after taking into consideration all of the facts and circumstances of the performance period, it determines that adjustments are warranted.

Plan Schedule
The 2006 Nicor Incentive Compensation Plan runs on a calendar year basis, with the strategic planning cycle and budgeting process serving as the primary link to performance and bonus targets. The Accounting Department is responsible for the determination of actual financial results. Performance will be reviewed at least twice a year to monitor progress and adjust accruals.

Year-end results should be available and evaluated as early as possible in the following year. No bonus shall be paid until the Compensation Committee of the Board of Directors (the “Compensation Committee”) approves such payment. Following approval of the Compensation Committee, bonuses will be paid to participants by March 15 of the year in which such approval is given, unless payment by March 15 is not administratively practicable, in which case payment shall be made by December 31.

Form of Payment
All awards will be paid in cash, except that a participant in the Stock Deferral Plan may elect to defer up to 50% of their award into that plan and a participant in the Salary Deferral Plan may elect to defer 10% to 20% of their award into that plan. Deferral elections must meet the guidelines and timing of the Stock Deferral and/or Salary Deferral Plans to be effective. Appropriate taxes for the entire award amount will be withheld from the portion of the award being paid in cash.

In addition, a participant may elect by writing to the Compensation Committee prior to July 1 to have all or a portion of the incentive award otherwise payable in the following year to be deferred; provided that such bonus meets the requirements of “performance based compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Such deferral election shall specify whether such bonus, plus interest thereon shall be paid in either annual installments over a period of not more than five years, or a lump sum. Payment shall be made upon the earlier of separation from service (within the meaning of Section 409A of the Code) or such other date as the participant shall specify in the election. If payment is made upon separation from service, such payment will commence on the first regularly scheduled payroll of Nicor following the six months anniversary of the participant’s separation from service.

The participant may submit a request to change the original date of payment elected; provided, however, that any such change (i) must be made at least twelve months prior to the originally scheduled payment date, (ii) will not be effective for a period of twelve months, and (iii) must defer payment for at least five years beyond the originally elected date of payment. For this purpose, installment payments shall be treated as a single payment. The request to change a deferral election must be submitted in writing to the Compensation Committee who will take into consideration the particular facts and circumstances in its final determination. In no event shall the Compensation Committee allow a participant to defer a bonus or make changes to a deferral election if such election would violate Section 409A of the Code.

The Compensation Committee may modify any such election to the extent necessary to comply with Section 409A of the Code, as it may determine in its sole discretion.

Notwithstanding anything contained herein to the contrary, the portion of any bonus which would otherwise be payable to a “covered individual” within the meaning of Section 162(m) of the Code, that is not deductible by reason of Section 162(m) of the Code, shall automatically be deferred and paid to the covered individual in a lump sum on the first payroll of Nicor following the six month anniversary of the covered individual’s separation from service.

All amounts which are deferred shall be credited with compounded interest equal to the prime rate applied on a quarterly basis.

Integration with Existing Programs
Base salaries will be managed with range bands at the appropriate blend of general and industry data for comparable positions, with total compensation objectives to be managed at a level appropriate with the performance of the company, as determined by the Compensation Committee. Salaries will be monitored each year and increases granted based on merit and range band. Bonus targets will be set as a percentage of base salary. A change, other than the annual salary review, in the compensation objective will customarily occur during the year only through promotion to various levels, at which time the base salary and bonus target are also likely to change.

Promotion of an employee during the year or reassignment to responsibilities in which new performance objectives apply will result in proration of the existing performance objectives and bonus target and assignment of new performance objectives as determined by the Compensation Committee. Promotion into an Executive Salary Band would create eligibility for bonus at a prorated amount, based on the effective date of the promotion.

If a participant voluntarily terminates or is terminated for cause prior to the end of the performance period, then no award shall be granted. In the event a participant shall die, become disabled, retire or is terminated without cause before the end of the performance period, then the Compensation Committee will authorize payment of an award to the participant, or beneficiary, in such amount as the Committee deems appropriate.

Responsibility
The Human Resources Department will be responsible for the administration of the process for the company. This will include:

1)	monitoring market salary and total compensation levels;

2)	recommending structural changes in base salary and compensation objective adjustments;

3)	reviewing eligibility and performance targets;

4)	monitoring financial performance targets through the Accounting Department;

5)	communicating progress reports to participants;

6)	progress and exception reporting to Compensation Committee;

7)	monitoring compliance with related financial controls; and

8)	maintaining the accuracy of the plan documents(s) governing the plan.

The 2006 Nicor Annual Incentive Compensation Plan for Officers and changes to its performance targets and measurement criteria will be reviewed and approved by the Compensation Committee.

In determining the actual bonus awards to be made, the Compensation Committee may take into account all of the facts and circumstances which exist during the year and may make appropriate upward or downward revisions in performance criteria, add or delete objectives, or change the relative percentages assigned to the various performance objectives.

Amendment and Termination
The Board of Directors may amend or terminate the Plan at any time without the consent of the participants. No such amendment or termination shall negatively impact any participant's amount which accrued under the Plan prior to the calendar year in which the amendment is made.

Nicor Human Resources
March 2006